Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LeCroy Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of LeCroy Corporation dated November 18, 2009 of our report dated September 14, 2009, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 27, 2009 and June 28, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 27, 2009, June 28, 2008, and June 30, 2007, and the related financial statement schedule.

Our report on the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 27, 2009 and June 28, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 27, 2009, June 28, 2008, and June 30, 2007, and the related financial statement schedule, dated September 14, 2009 refers to the Company’s change in its method of accounting for uncertainty in income taxes effective July 1, 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”.

/s/ KPMG LLP

Short Hills, New Jersey

November 18, 2009